EXHIBIT 99.1

KalVista Pharmaceuticals Reports Fiscal Third Quarter Results

– Oral Hereditary Angioedema (HAE) Candidate KVD900 Phase 2 Trial Progressing –

– Intravitreal Diabetic Macular Edema (DME) Candidate KVD001 Phase 2 Trial Completion Expected H2 2019 –

– Oral Plasma Kallikrein Inhibitor Candidate KVD824 Dosing in First-in-Human Trial –

Cambridge, MA and Salisbury, England, March 14, 2019 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today provided an operational update and released financial results for the fiscal third quarter ended January 31, 2019.

“We are pleased with the progress of the Phase 2 trial of KVD900 as we move through the regulatory and site set-up process,” said Andrew Crockett, Chief Executive Officer of KalVista. “KVD900 is our most advanced candidate for oral treatment of HAE and we continue to expect data late this year. Our latest oral plasma kallikrein inhibitor candidate, KVD824, has begun dosing in a first-in-human trial and we expect to provide an update on this around mid-year. In other ongoing clinical activity, enrollment is on track for our Phase 2 trial of KVD001, our intravitreal DME candidate.”

Third Quarter and Recent Business Highlights:

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Provided a clinical update on oral plasma kallikrein inhibitors currently in the clinic. KVD900 was advanced into a Phase 2 clinical trial as a potential oral on-demand therapy, which will investigate efficacy in at least 50 type 1 and type 2 HAE patients. The trial will be conducted at 10-15 sites in the UK, Germany and other European countries. This two-part study will evaluate the pharmacodynamic and pharmacokinetic properties of KVD900 as well as the efficacy of the drug versus placebo. KVD824 was named as the next oral plasma kallikrein inhibitor candidate and has commenced dosing in a first-in-human trial. The Company expects to give an update on KVD824 around mid-2019.

•

Appointed Brian J. G. Pereira to Board of Directors. Brian is a veteran biopharmaceutical and healthcare leader with experience in financing and growing companies. He has been President and CEO of Visterra, Inc. since 2013 and previously served as President and CEO of AMAG Pharmaceuticals. Dr. Pereira’s experience in medical matters, clinical development and commercial infrastructure will be of great value to KalVista as we approach late stage development for our programs.

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Announced data from a poster presentation given at the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting. The Company provided additional data from a Phase 1 single ascending dose study of KVD900, evaluating the efficacy and safety of tablet and capsule formulations of the drug in healthy adult males, with a food-effect crossover study. The data showed that a single 600 mg dose of KVD900 provided >90% inhibition of plasma kallikrein within 30 minutes of dosing and protected against high molecular weight kininogen cleavage for at least 10 hours. No significant food effect was observed on the pharmacodynamic profile of the 600 mg KVD900 tablet in fed and fasted states.

Upcoming Events:

•	Presenting during a poster session at the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting, April 28 – May 2, 2019, in Vancouver, Canada:

Presentation Date: Monday, April 29, 2019

Presentation Time: 4.00pm-5.45pm EST

Abstract Title: Novel oral plasma kallikrein (PKa) inhibitors KV998052 and KV998054 ameliorate VEGF-induced retinal thickening in a murine model of retina edema.

Session: 289

Session Title: Retinal Vascular Diseases II

Fiscal Third Quarter Financial Results:

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Revenue: Revenue was $3.9 million for the three months ended January 31, 2019, compared to $2.3 million for the same period in 2018. Revenue in the three months ended January 31, 2019 consisted of the recognition of a portion of the upfront payment from Merck related to the agreement signed in October 2017.

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R&D Expenses: Research and development expenses were $7.7 million for the three months ended January 31, 2019, compared to $4.5 million for the same period in 2018. The increase in R&D expense primarily reflects the ongoing clinical trials for KVD001 and KVD900 and preparation for KVD824 to enter the clinic.

•	G&A Expenses: General and administrative expenses were $2.9 million for the three months ended January 31, 2019, compared to $2.1 million for the same period in 2018.
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Net Loss: Net loss was $4.0 million, or $(0.23) per basic and diluted share for the three months ended January 31, 2019, compared to a net loss of $5.2 million, or $(0.49) per basic and diluted share, for the same period in 2018.

•	Cash: Cash, cash equivalents and investments were $111.1 million as of January 31, 2019.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors and is advancing multiple drug candidates for HAE as well as DME. The Company has selected KVD900 as its program to be advanced as an on-demand therapy for HAE attacks and commenced a Phase 2 proof-of-concept study in HAE patients in late 2018. In DME, KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, is enrolling a Phase 2 clinical trial that is anticipated to complete in the second half of 2019.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding, our cash runway and future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the annual report on Form 10-K filed on July 30, 2018 and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

KalVista Pharmaceuticals Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	January 31,	April 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$56,345	$51,055
Investments	54,802	—
Research and development tax credit receivable	8,970	6,834
Prepaid expenses and other current assets	3,946	1,491
Total current assets	124,063	59,380
Other assets	173	173
Property and equipment, net	2,289	1,836
Total assets	$126,525	$61,389
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,998	$1,433
Accrued expenses	3,408	3,087
Deferred revenue - current portion	12,311	18,475
Capital lease liability - current portion	109	221
Total current liabilities	18,826	23,216
Long-term liabilities:
Deferred revenue - net of current portion	3,666	10,862
Capital lease liability - net of current portion	—	58
Total long-term liabilities	3,666	10,920
Stockholders’ equity:
Common stock, $0.001 par value	17	11
Additional paid-in capital	190,067	100,011
Accumulated deficit	(83,950)	(71,660)
Accumulated other comprehensive loss	(2,101)	(1,109)
Total stockholders’ equity	104,033	27,253
Total liabilities and stockholders' equity	$126,525	$61,389

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2019	2018	2019	2018

Revenue	$3,890	$2,331	$13,201	$3,554
Operating expenses:
Research and development	7,650	4,548	23,882	12,385
General and administrative	2,900	2,129	7,879	6,905
Total operating expenses	10,550	6,677	31,761	19,290
Operating loss	(6,660)	(4,346)	(18,560)	(15,736)

Other income:
Interest income	723	14	1,016	17
Foreign currency exchange rate gain (loss)	248	(1,887)	83	(1,836)
Other income	1,733	985	5,171	2,407
Total other income	2,704	(888)	6,270	588
Net loss	$(3,956)	$(5,234)	$(12,290)	$(15,148)

Net loss per share to common stockholders, basic and diluted	$(0.23)	$(0.49)	$(0.85)	$(1.49)

Weighted average common shares outstanding, basic and diluted	17,231,449	10,788,556	14,379,872	10,168,520

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended
	January 31
	2019	2018

Cash Flows from Operating Activities
Net loss	$(12,290)	$(15,148)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	256	129
Stock-based compensation expense	2,120	779
Foreign currency remeasurement loss	(20)	(500)
Changes in operating assets and liabilities:
Research and development tax credit receivable	(2,409)	(2,383)
Prepaid expenses and other current assets	(2,475)	(1,206)
Grants and other receivables	—	281
Other Assets	—	(123)
Accounts payable	1,748	548
Accrued expenses	417	332
Deferred revenue	(13,201)	33,804
Net cash used in operating activities	(25,854)	16,513

Cash Flows from Investing Activities
Acquisition of property and equipment	(806)	(343)
Purchases of available for sale securities	(55,419)	—
Sales of available for sale securities	850	—
Net cash used in investing activities	(55,375)	(343)

Cash Flows from Financing Activities
Capital lease principal payments	(155)	(101)
Issuance of common stock from stock option exercises	132	—
Issuance of common stock, net of offering expenses	87,811	9,100
Net cash provided by financing activities	87,788	8,999
Effect of exchange rate changes on cash and cash equivalents	(1,269)	2,559
Net decrease in cash and cash equivalents	5,290	27,728
Cash and cash equivalents, beginning of period	51,055	30,950
Cash and cash equivalents, end of period	$56,345	$58,678